Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Shareholders of
Chiquita Brands International, Inc.

   We have audited the accompanying consolidated balance sheets of Chiquita Brands International, Inc. and subsidiary companies as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chiquita Brands International, Inc. and subsidiary companies at December 31, 1994 and 1993 and the consolidated results of their operations and their cash flow for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.


                                        /s/ Ernst & Young LLP

Cincinnati, Ohio
February 27, 1995,
except for Note 1, as to which the date is December 20, 1995

                                                                    EXHIBIT 13.1

Selected Financial Data
Chiquita Brands International, Inc. and Subsidiary Companies
(In thousands, except
   per share amounts)                   1994            1993           1992           1991            1990
                                  ----------      ----------     ----------     ----------      ----------
FINANCIAL CONDITION
Working capital                     $230,434        $266,793       $482,338       $960,093        $433,424
Capital expenditures                 136,981         196,554        472,273        395,641         312,698
Total assets                       2,774,239       2,722,824      2,873,699      2,937,344       1,913,674
Capitalization
   Short-term debt                   221,051         192,207        229,286        187,821         106,698
   Long-term debt                  1,364,836       1,438,378      1,411,319      1,202,839         494,182
   Shareholders' equity              644,809         584,069        667,962        967,925         687,709
                                   ---------       ---------      ---------      ---------       ---------
OPERATIONS
Net sales                         $2,505,826      $2,532,925     $2,723,250     $2,604,128      $2,186,452
Operating income (loss)*              71,185         103,848        (96,588)       197,818         166,180
Income (loss) from continuing
   operations before
   income taxes                      (70,811)        (39,081)      (216,708)       160,009         153,531
Income (loss) from continuing
   operations                        (84,311)        (51,081)      (221,708)       110,909          95,831
Discontinued operations               35,611              --        (62,332)        17,586          (1,913)
Income (loss) before
   extraordinary item                (48,700)        (51,081)      (284,040)       128,495          93,918
Net income (loss)*                   (71,540)        (51,081)      (284,040)       128,495          93,918
                                  ----------       ---------      ---------      ---------       ---------
SHARE DATA
Average number of
   common shares outstanding          52,033          51,427         51,804         50,382          42,089
Earnings (loss) per
common share:
   Primary
   -Continuing operations             $(1.76)          $(.99)        $(4.28)         $2.20           $2.28
   -Discontinued operations              .69              --          (1.20)           .35            (.05)
   -Extraordinary item                  (.44)             --             --             --              --
   -Net income (loss)                  (1.51)           (.99)         (5.48)          2.55            2.23
   Fully diluted
   -Continuing operations              (1.76)           (.99)         (4.28)          2.19            2.24
   -Discontinued operations              .69              --          (1.20)           .33            (.04)
   -Extraordinary item                  (.44)             --             --             --              --
   -Net income (loss)                  (1.51)           (.99)         (5.48)          2.52            2.20
Dividends declared per
   common share                          .20             .44            .66            .55             .35
Market price per
common share:
   High                                19.25           17.50          40.13          50.63           32.00
   Low                                 11.25           10.13          15.75          29.63           16.13
   End of year                         13.63           11.50          17.25          40.00           32.00
                                   ---------       ---------      ---------      ---------       ---------

* Includes unusual charges and losses of $67.2 million in 1994 and restructuring and reorganization charges of $61.3 million in 1992 (see Notes 3 and 15 to the Consolidated Financial Statements).


Consolidated Statement of Income
Chiquita Brands International, Inc. and Subsidiary Companies


                                                                                    Year Ended December 31,
(In thousands, except per share amounts)                           1994             1993              1992
                                                         --------------   --------------    --------------
Net sales                                                    $2,505,826       $2,532,925        $2,723,250
                                                         --------------   --------------    --------------
Operating expenses
    Cost of sales                                             1,996,179        1,993,552         2,309,425
    Selling, general and administrative expenses                331,498          332,934           368,675
    Depreciation                                                106,964          102,591            80,438
    Restructuring and reorganization                                 --               --            61,300
                                                         --------------   --------------    --------------
                                                              2,434,641        2,429,077         2,819,838
                                                         --------------   --------------    --------------
    Operating income (loss)                                      71,185          103,848           (96,588)
Interest income                                                  22,902           20,377            43,301
Interest expense                                               (167,464)        (169,789)         (155,036)
Other income (expense), net                                       2,566            6,483            (8,385)
                                                         --------------   --------------    --------------
Loss from continuing operations
  before income taxes                                           (70,811)         (39,081)         (216,708)
Income taxes                                                    (13,500)         (12,000)           (5,000)
                                                         --------------   --------------    --------------
Loss from continuing operations                               (84,311)         (51,081)         (221,708)
Discontinued operations                                          35,611               --           (62,332)
                                                         --------------   --------------    --------------
Loss before extraordinary item                                  (48,700)         (51,081)         (284,040)
Extraordinary loss from prepayment of debt                      (22,840)              --                --
                                                         --------------   --------------    --------------
Net loss                                                       $(71,540)        $(51,081)        $(284,040)
                                                         --------------   --------------    --------------
Less dividends on Series A preferred stock                       (7,232)              --                --
                                                         --------------   --------------    --------------
Net loss on common shares                                      $(78,772)        $(51,081)        $(284,040)
                                                         --------------   --------------    --------------
Per common share - primary and fully diluted
    -  Continuing operations                                     $(1.76)           $(.99)           $(4.28)
    -  Discontinued operations                                      .69               --             (1.20)
    -  Extraordinary item                                          (.44)              --                --
    -  Net loss                                                   (1.51)            (.99)            (5.48)
                                                         --------------   --------------    --------------
Weighted average number of common
    shares outstanding                                           52,033           51,427            51,804
                                                         --------------   --------------    --------------

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheet
Chiquita Brands International, Inc. and Subsidiary Companies


                                                                                              December 31,
(In thousands, except share amounts)                                               1994              1993
                                                                         --------------    --------------
ASSETS
Current assets
    Cash and equivalents                                                       $165,523          $151,226
    Trade receivables, less allowances of $13,060
       and $12,393, respectively                                                205,194           187,936
    Other receivables, net                                                       92,725            85,170
    Inventories                                                                 308,549           307,073
    Other current assets                                                         32,334            39,054
                                                                         --------------    --------------
         Total current assets                                                   804,325           770,459
Restricted cash                                                                  75,030            51,020
Net assets of discontinued operations                                            46,718            24,481
Property, plant and equipment, net                                            1,387,132         1,427,191
Investments and other assets                                                    301,776           282,914
Intangibles, net                                                                159,258           166,759
                                                                         --------------    --------------
         Total assets                                                        $2,774,239        $2,722,824
                                                                         --------------    --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Notes and loans payable                                                    $130,040          $112,796
    Long-term debt due within one year                                           91,011            79,411
    Accounts payable                                                            232,535           202,923
    Accrued liabilities                                                         120,305           108,536
                                                                         --------------    --------------
         Total current liabilities                                              573,891           503,666
Long-term debt of parent company                                                840,377           881,124
Long-term debt of subsidiaries                                                  524,459           557,254
Accrued pension and other employee benefits                                      74,855            74,588
Other liabilities                                                               115,848           122,123
                                                                         --------------    --------------
         Total liabilities                                                    2,129,430         2,138,755
                                                                         --------------    --------------
Shareholders' equity
    Preferred and preference stock                                              190,639            52,270
    Capital stock, $.33 par value (49,300,881 and
         48,510,353 shares outstanding, respectively)                            16,434            16,170
    Capital surplus                                                             505,800           494,240
    Retained earnings (deficit)                                                 (52,940)           39,318
    Minimum pension liability adjustment
         for discontinued operations                                            (15,124)          (17,929)
                                                                         --------------    --------------
         Total shareholders' equity                                             644,809           584,069
                                                                         --------------    --------------
         Total liabilities and shareholders' equity                          $2,774,239        $2,722,824
                                                                         --------------    --------------

See Notes to Consolidated Financial Statements.

Consolidated Statement of Shareholders' Equity
Chiquita Brands International, Inc. and Subsidiary Companies

                                                                                                             Minimum
                                                                                                             pension
                                                                                                           liability
                                                                                                             adjust-
                                         Preferred                                                          ment for       Total
                                               and                                              Retained     discon-      share-
                                        preference                                 Capital      earnings     tinued     holders'
                                             stock               Capital stock     surplus      (deficit) operations      equity
----------------------------------------------------------------------------------------------------------------------------------
(In thousands,                                                            Par
 except share amounts)                                     Shares       value
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991            $       --     49,925,777     $16,642     $533,627      $417,656  $       --    $967,925
   Capital stock repurchased                    --     (1,699,100)       (566)     (17,395)      (16,542)         --     (34,503)
   Stock options exercised                      --        297,573          99        4,549            --          --       4,648
   Series C preference stock issued
       in exchange for capital stock        52,270     (3,241,546)     (1,081)     (32,909)      (18,795)         --        (515)
   Shares issued in an acquisition              --      2,694,136         898         (751)       52,258          --      52,405
   Other shares issued                          --        186,720          63        3,248            --          --       3,311
   Change in minimum pension
      liability adjustment                      --             --          --           --            --      (6,925)     (6,925)
   Net loss                                     --             --          --           --      (284,040)         --    (284,040)
   Dividends
      Capital stock                             --             --          --           --       (33,566)         --     (33,566)
      Preference stock                          --             --          --           --          (778)         --        (778)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992               $52,270     48,163,560     $16,055     $490,369      $116,193     $(6,925)   $667,962
   Capital stock repurchased                    --        (30,000)        (10)        (102)         (325)         --        (437)
   Stock options exercised                      --         17,120           6          168            --          --         174
   Other shares issued                          --        168,000          55        1,738            --          --       1,793
   Change in minimum pension
      liability adjustment                      --             --          --           --            --     (11,004)    (11,004)
   Net loss                                     --             --          --           --       (51,081)         --     (51,081)
   Dividends
      Capital stock                             --             --          --           --       (21,191)         --     (21,191)
      Preference stock                          --        191,673          64        2,067        (4,278)         --      (2,147)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993               $52,270     48,510,353     $16,170     $494,240       $39,318    $(17,929)   $584,069
   Stock options exercised                      --        118,133          40        1,325            --          --       1,365
   Series A preferred stock issued         138,369             --          --           --            --          --     138,369
   Other shares issued                          --        358,244         119        6,075            --          --       6,194
   Change in minimum pension
       liability adjustment                     --             --          --           --            --       2,805       2,805
   Net loss                                     --             --          --           --       (71,540)         --     (71,540)
   Dividends
      Capital stock                             --             --          --           --        (9,757)         --      (9,757)
      Preferred and
       preference stock                         --        314,151         105        4,160       (10,961)         --      (6,696)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994              $190,639     49,300,881     $16,434     $505,800      $(52,940)   $(15,124)   $644,809
----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flow
Chiquita Brands International, Inc. and Subsidiary Companies

                                                                                    Year Ended December 31,
(In thousands)                                                     1994             1993              1992
-----------------------------------------------------------------------------------------------------------
Cash provided (used) by:
    Operations
       Loss from continuing operations                         $(84,311)        $(51,081)        $(221,708)
       Depreciation and amortization                            113,080          109,711            87,509
       Deferred income taxes                                         --           (3,191)               --
       Non-cash charges (write-downs of farms
          and cultivations in 1994 and restructuring
          and reorganization charges in 1992)                    24,600               --            45,600
       Changes in current assets and liabilities
          Receivables                                           (19,418)          (7,571)           30,675
          Inventories                                           (14,275)          40,535            24,910
          Accounts payable                                       26,083          (41,027)          (39,502)
          Other current assets and liabilities                   19,454           (4,249)           33,904
       Other                                                      7,600            4,086             9,447
-----------------------------------------------------------------------------------------------------------
              Cash flow from operations                          72,813           47,213           (29,165)
-----------------------------------------------------------------------------------------------------------
    Investing
       Capital expenditures                                    (136,981)        (196,554)         (409,770)
       Restricted cash deposits                                 (24,010)         (51,020)               --
       Acquisitions and long-term investments                    (7,717)         (49,466)          (35,217)
       Decrease in marketable securities                             --           25,212            87,113
       Proceeds from sales of ships and equipment                41,705           22,000                --
       Other                                                     (6,518)          11,828            (8,126)
-----------------------------------------------------------------------------------------------------------
              Cash flow from investing                         (133,521)        (238,000)         (366,000)
-----------------------------------------------------------------------------------------------------------
    Financing
       Debt transactions
          Issuances of long-term debt                           278,388          151,160           254,820
          Repayments of long-term debt                         (369,666)        (132,839)          (63,907)
          Increase (decrease) in notes and
              loans payable                                      21,911          (25,621)          (30,898)
       Stock transactions
          Issuance of preferred stock                           138,369               --                --
          Issuances of capital stock                              5,006            1,854             6,101
          Repurchases of capital stock                               --             (437)          (34,503)
          Dividends                                             (16,453)         (23,338)          (34,344)
-----------------------------------------------------------------------------------------------------------
              Cash flow from financing                           57,555          (29,221)           97,269
-----------------------------------------------------------------------------------------------------------
Discontinued operations                                          17,450          (16,735)          (26,140)
----------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and equivalents                      14,297         (236,743)         (324,036)
Balance at beginning of year                                    151,226          387,969           712,005
-----------------------------------------------------------------------------------------------------------
Balance at end of year                                         $165,523         $151,226          $387,969
-----------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
Chiquita Brands International, Inc. and Subsidiary Companies


Note 1 -- Summary of Significant Accounting Policies

    American Financial Corporation and its subsidiaries ("AFC") owned approximately 46% of the voting stock of Chiquita Brands International, Inc. ("Chiquita" or the "Company") as of December 31, 1994.

Consolidation

    The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, other than the Meat Division which was sold in December 1995 and is accounted for as a discontinued operation. Consolidated financial statements have been restated for discontinued operations. The accompanying notes present amounts related only to continuing operations, unless otherwise indicated. Intercompany balances and transactions have been eliminated.

    Investments representing minority interests are accounted for by the equity method when Chiquita has the ability to exercise significant influence in the investees' operations; otherwise, they are accounted for at cost. At December 31, 1994 and 1993, investments in food-related companies of $66 million and $54 million, respectively, were accounted for using the equity method. The excess ($18 million) of the carrying value over Chiquita's share of the fair value of the investees' net assets at the date of acquisition is being amortized over 40 years.

Cash and Equivalents

    Cash and equivalents include all unrestricted cash and highly liquid investments with a maturity when purchased of three months or less.

Inventories

    Inventories are valued at the lower of cost or market. Cost for growing crops and certain banana inventories is determined principally on the "last-in, first-out" (LIFO) basis. Cost for other inventory categories is determined principally on the "first-in, first-out" (FIFO) or average cost basis.

Intangibles

    Intangibles consist of goodwill and trademarks which are being amortized over 40 years. Accumulated amortization was $34.0 million and $30.5 million at December 31, 1994 and 1993, respectively.

Income Taxes

    Deferred income taxes are recognized at currently enacted tax rates for temporary differences between the financial reporting and income tax bases of assets and liabilities. Deferred taxes are not provided on the undistributed earnings of subsidiaries operating outside the U.S. that have been or are intended to be permanently reinvested.

Foreign Currencies

    Chiquita utilizes the U.S. dollar as its functional currency. Net foreign exchange gains, which amounted to approximately $11.0 million, $7.5 million and $4.8 million in 1994, 1993 and 1992, respectively, are included in income.

    The Company has a long-standing policy of periodically entering into foreign exchange forward contracts and purchasing foreign currency options to hedge transactions denominated in foreign currencies in order to protect the Company from the risk that the eventual dollar cash flows of the transactions will be adversely affected by changes in exchange rates. Gains and losses on forward contracts used to hedge firm commitments and on purchased options are deferred and included in the measurement of the underlying transactions. Gains and losses on forward contracts used to hedge other transactions are included in income on a current basis.

Earnings Per Share

    Primary earnings per share is calculated on the basis of the weighted average number of shares of common stock and equivalent Series C preference stock outstanding during the year and the dilutive effect, if any, of assumed conversion of other common stock equivalents (stock options and warrants). Fully diluted earnings per share includes the dilutive effect, if any, of assumed conversion of Series A preferred stock and convertible subordinated debentures.

Note 2 -- Discontinued Operations

    During the fourth quarter of 1992, after evaluation of reorganization plans announced earlier that year and completion of other preparatory actions, Chiquita adopted a plan of disposal for all remaining Meat Division operations. Pursuant to the plan, the Company completed the sale of a major fresh pork processing facility in December 1992. During 1994, the Division's specialty meat operations were sold for approximately $53 million in cash and the Meat Division obtained a favorable Federal Circuit Court of Appeals ruling that reconfirmed its right to unilaterally reduce or eliminate medical benefits of retired hourly employees. The Meat Division subsequently terminated these benefits, which had an annual cost of approximately $12.2 million in 1994, $15.3 million in 1993 and $12.9 million in 1992.

    Net sales for the Meat Division were $1,456 million in 1994, $1,550 million in 1993 and $1,745 million in 1992. Meat Division operating results included in Chiquita's Consolidated Statement of Income as "Discontinued operations" were income of $35.6 million in 1994, approximately breakeven in 1993 and a loss of $62.3 million in 1992. The 1994 operating results include a $10.2 million gain from the sale of the specialty meat operations. The 1992 operating results include a $35.1 million provision for estimated loss on disposal.

    At December 31, 1994, the net assets of discontinued operations consist of the following:

(In thousands)
-----------------
Current assets                                                              $113,917
Property, plant and equipment, net                                            46,726
Other assets                                                                  13,857
                                                                         -----------
    Total assets                                                             174,500
                                                                         -----------
Current liabilities                                                           79,926
Accrued pension and other employee benefits                                   45,470
Other liabilities                                                              2,386
                                                                         -----------
    Total liabilities                                                        127,782
                                                                         -----------
    Total net assets                                                         $46,718
                                                                         ===========

The adjustment to shareholders' equity for minimum pension liability represents the excess of the accumulated benefit obligation over the fair market value of plan assets in the Meat Division's hourly workers' pension plan.

Note 3 -- Industry Segment and Geographic Area Information

    The Company is one of the world's leading marketers, processors and producers of quality food products. The Company's products are sold throughout the world and its principal production and processing operations are conducted in North, Central and South America. With the sale of its remaining Meat Division operations in December 1995, the Company's continuing operations constitute a single business segment.

    Chiquita's earnings are heavily dependent upon products grown and purchased in Central and South America. These activities, a significant factor in the economies of the countries where Chiquita produces bananas and other agricultural and consumer products, are subject to the risks that are inherent in operating in such foreign countries, including government regulation, currency restrictions and other restraints, risk of expropriation and burdensome taxes. Certain of these operations are substantially dependent upon leases and other agreements with these governments.

    The Company is also subject to a variety of governmental regulations in certain countries where it markets bananas, including import quotas and tariffs, currency exchange controls and taxes.

    Financial information with respect to the Company's operations by geographic area is shown on the following page.

INFORMATION BY GEOGRAPHIC AREA

(In thousands)                                                 1994               1993              1992
                                                     --------------     --------------    --------------
Net sales to unaffiliated customers
     North America                                       $1,224,114         $1,238,678        $1,192,613
     Central and South America                              179,726            184,060           187,753
     Europe and other international                       1,101,986          1,110,187         1,342,884
                                                     --------------     --------------    --------------
Consolidated net sales                                   $2,505,826         $2,532,925        $2,723,250
                                                     --------------     --------------    --------------
Operating income (loss)
     North America                                          $(8,370)           $20,469          $(47,584)
     Central and South America                               19,071             17,607            16,906
     Europe and other international                          73,746             78,691           (52,541)
     Unallocated expenses                                   (13,262)           (12,919)          (13,369)
                                                     --------------     --------------    --------------
Consolidated operating income (loss)                       $ 71,185          $ 103,848         $ (96,588)
                                                     --------------     --------------    --------------
Identifiable assets
     North America                                         $493,079           $509,760          $538,165
     Central and South America                              864,232            912,321           918,230
     Europe and other international                         385,241            339,374           306,131
     Shipping operations                                    671,756            656,816           586,960
     Corporate assets                                       359,931            304,553           524,213
                                                     --------------     --------------    --------------
Consolidated assets                                      $2,774,239         $2,722,824        $2,873,699
                                                     --------------     --------------    --------------

     Net sales in the preceding tables exclude intercompany sales of bananas from Central and South America to different geographic areas. These sales, which are eliminated in consolidation and are measured at cost under the method used for internal management financial reporting purposes, were approximately $500 million in each of the last three years. There are no banana sales to unaffiliated customers in Central and South America. Other intergeographic sales are not significant.

     Operating income for 1994 includes charges and losses totaling
$67.2 million primarily resulting from farm closings and write-downs of banana cultivations in Honduras, the substantial reduction of the Company's Japanese "green" banana trading operations and write-downs of ships held for sale as follows: North America, $27.1 million; Europe and other international, $40.1 million. Operating income for 1992 includes restructuring and reorganization charges (see Note 4) allocated as follows: North America, $6.8 million; Europe and other international, $54.5 million.

     For purposes of reporting identifiable assets by geographic area, cash and equivalents, marketable securities, restricted cash, trademarks and the net assets of discontinued operations are included in corporate assets. Minority equity investments are included in the geographic area where their operations are located.

Note 4 -- Restructuring and Reorganization

     During the fourth quarter of 1992, the Company undertook a program to adjust its fresh foods volume and cost infrastructure to significantly reduce production, distribution and overhead costs. This program, which included consolidation of operations, asset disposals and workforce reductions, resulted in restructuring and reorganization charges of $61.3 million.

Note 5 -- Inventories

      Inventories consist of the following:

                                                                               December 31,
(In thousands)                                                    1994                1993
                                                           -----------         -----------
Bananas and other fresh produce                                $42,444             $36,851
Other food products                                             68,713              62,110
Growing crops                                                  115,177             117,839
Materials and supplies                                          68,062              75,206
Other                                                           14,153              15,067
                                                           -----------         -----------
                                                              $308,549            $307,073
                                                           ===========         ===========

      The carrying value of inventories valued by the LIFO method was $126 million at December 31, 1994 and $129 million at December 31, 1993. If inventories were stated at current costs, total inventory values would have been approximately $30 million and $10 million higher than reported at December 31, 1994 and 1993.

Note 6 -- Property, Plant and Equipment, Net
      Property, plant and equipment consist of the following:

                                                                               December 31,
(In thousands)                                                    1994                1993
                                                        --------------      --------------
Land                                                          $107,579            $103,987
Buildings and improvements                                     205,735             198,434
Machinery and equipment                                        399,437             411,693
Ships and containers                                           796,906             790,817
Cultivations                                                   317,233             305,546
Other                                                           78,352              79,333
                                                        --------------      --------------
                                                             1,905,242           1,889,810
Less accumulated depreciation                                 (518,110)           (462,619)
                                                        --------------      --------------
Property, plant and equipment, net                          $1,387,132          $1,427,191
                                                        ==============      ==============

      Property, plant and equipment are stated at cost and, except for land and certain improvements, are depreciated on a straight-line basis over their estimated useful lives. The Company capitalized interest costs of $4 million in 1994, $8 million in 1993 and $21 million in 1992 as part of the cost of major production and shipping asset construction projects.

      Capital expenditures for 1992 include $62.5 million of purchases which were directly financed.

Note 7 -- Leases

Total rental expense consists of the following:

(In thousands)                                 1994                1993               1992
                                       ------------        ------------       ------------
Gross rentals
        - ships and containers             $101,207            $142,969           $222,916
        - other                              34,084              32,528             34,513
                                       ------------        ------------       ------------
                                            135,291             175,497            257,429
Less sublease rentals                        (4,740)             (7,189)           (20,775)
                                       ------------        ------------       ------------
                                           $130,551            $168,308           $236,654
                                       ============        ============       ============

        Future minimum rental payments required under operating leases having initial or remaining non-cancelable lease terms in excess of one year at December 31, 1994 are as follows:

(In thousands)                                            Gross Rentals
                               Ships and containers               Other              Total
                                     --------------      --------------     --------------
        1995                                $71,749             $15,767            $87,516
        1996                                 29,168              15,355             44,523
        1997                                 27,492              13,330             40,822
        1998                                 22,601               9,693             32,294
        1999                                 22,253               5,021             27,274
        Later years                          70,425               6,703             77,128
                                     --------------      --------------     --------------

        Portions of the minimum rental payments for ships constitute reimbursement for ship operating costs paid for by the lessor. Future minimum rental payments to be received from non-cancelable subleases at December 31, 1994, principally for office space and ships, are $49.3 million.

Note 8 -- Debt

     Long-term debt consists of the following:

(In thousands)
                                                                                                 December 31,
Parent Company                                                                      1994                1993
                                                                          --------------      --------------
9 1/8% senior notes, due 2004                                                   $175,000     $            --
9 5/8% senior notes, due 2004, less unamortized discount
     of $2,632 and $2,805 (imputed interest rate of 9.8%)                        247,368             247,195
7% subordinated debentures, due 2001, convertible into
     capital stock at $43 per share                                              138,000             138,000
10 1/2% subordinated debentures, due 2004, less
     unamortized discount of $5,839 and $10,391
     (imputed interest rate of 12.1%)                                             59,980             100,429
11 1/2% subordinated notes, due 2001                                             220,000             220,000
9 1/8% subordinated debentures, due 1998, less
     unamortized discount of $1,776 (imputed interest
     rate of 13.2%)                                                                   --              15,900
10 1/4% subordinated debentures, due 2005, less
     unamortized discount of $7,538 (imputed interest
     rate of 13.7%)                                                                   --              34,554
11 7/8% subordinated debentures, due 2003                                             --             125,000
Other notes and loans                                                                 47                  62
Less current maturities                                                              (18)                (16)
                                                                          --------------      --------------
Long-term debt of parent company                                                $840,377            $881,124
                                                                          ==============      ==============
Subsidiary Companies:
Loans payable secured by ships and containers, due in
     installments from 1995 to 2005, bearing interest at effective
     rates averaging 8.8% (8.1% at December 31, 1993)                           $368,146            $376,492
Caribbean Basin Projects Financing Authority (CBI Industrial
     Revenue Bonds 1993 Series A) loan, due 1998, bearing
     interest at a variable rate of 4.4% (2.7% at December 31, 1993)              38,000              38,000
Overseas Private Investment Corporation loans, due in install-
     ments through 2002, bearing interest at rates averaging 9%                   17,774              25,275
Note payable, due in installments from 1995 through 1998,
     bearing interest at 1% below prime                                           17,200              19,200
Loans and notes payable in foreign currencies maturing through
      2008, bearing interest at rates averaging 22% (23% at
     December 31, 1993)                                                           50,846              81,902
Other loans and notes payable maturing through 2012, bearing
     interest at rates averaging 9% (8% at December 31, 1993)                    123,486              95,780
Less current maturities                                                          (90,993)            (79,395)
                                                                          --------------      --------------
Long-term debt of subsidiaries                                                  $524,459            $557,254
                                                                          ==============      ==============

     Certain of the subordinated debentures have sinking fund requirements and are callable at the Company's option at prices ranging from par to premiums of 1.9% to 5.7% over par at various dates through 1998. Certain of the Company's debt agreements contain restrictions on the payment of cash dividends. At December 31, 1994, approximately $155 million was available for dividend payments under the most restrictive of these agreements.

     In February 1994, the Company issued $175 million principal amount of 9 1/8% senior notes due 2004. The unsecured notes rank equally with existing and future senior unsecured indebtedness of the Company. The proceeds from this issuance, together with the proceeds from the sale of preferred stock (see
Note 12), were used to redeem or repay subordinated and subsidiary debt, including 11 7/8% Subordinated Debentures, 10 1/4% Subordinated Debentures,
9 1/8% Subordinated Debentures and a portion ($45 million principal amount) of its 10 1/2% Subordinated Debentures. These prepayments resulted in an extraordinary loss of $22.8 million on which no tax benefit was recorded. This loss consists principally of write-offs of unamortized discounts and $5 million of call premiums.

     At December 31, 1994, $70 million of the carrying amount of loans secured by ships bear interest at fixed rates averaging 6.9%. The remaining ship and container loans carry variable interest rates ranging from .75% to 1.5% over LIBOR. Interest rate swap agreements fix the rate of interest on $92 million of these variable rate ship and container loans at an average rate of 9.1% (see Note 9). The overall effective interest rate on ship and container loans includes the amortization of deferred hedging gains and losses from interest rate futures contracts. No such contracts were outstanding at December 31, 1994 or 1993.

     Cash payments relating to interest expense were $158.7 million, $159.4 million and $139.3 million in 1994, 1993 and 1992, respectively.

     Maturities and sinking fund requirements on long-term debt during the next five years, after application of previously reacquired debentures to meet sinking fund requirements, are:

                                            Parent           Subsidiary
(In thousands)                              Company           Companies              Total
                                     --------------      --------------     --------------
1995                                            $18             $90,993            $91,011
1996                                             20              91,687             91,707
1997                                              9             104,761            104,770
1998                                             --             117,892            117,892
1999                                             --              46,854             46,854
                                     --------------      --------------     --------------

     The Company maintains lines of credit with various domestic and foreign banks for borrowing funds on a short-term basis and has short-term working capital loans with domestic and foreign banks. At December 31, 1994, the weighted average interest rate for all short-term notes and loans payable was 11.7% (10.9% at December 31, 1993).

Note 9 -- Hedging Transactions

     At December 31, 1994, the Company had foreign exchange forward contracts to ensure conversion at an average exchange rate of 1.54 Deutsche mark for each U.S. dollar of approximately $179 million of foreign sales commitments for 1995. The Company also had purchased foreign currency options to ensure conversion at an average exchange rate of 1.60 Deutsche mark for each U.S. dollar of approximately $62 million of foreign sales commitments in the first half of 1995. The fair value of these contracts and options, based on quoted market prices, was not significant.

     Chiquita has interest rate swap agreements to fix the rate of interest on approximately $92 million of its variable rate ship and container loans maturing between 1998 and 2001. The Company has also entered into foreign currency swap agreements to convert $59 million of ship debt denominated in pounds sterling to U.S. dollar loans maturing in 2004 and 2005 in order to protect the Company from the risk that interest and principal repayments will be adversely affected by changes in exchange rates. The swap agreements have maturities which correspond with those of the underlying loans.

     The carrying values and estimated fair values of the Company's debt and associated swap agreements are summarized below:

                                                 December 31,                     December 31,
                                                        1994                             1993
                            --------------   ---------------   --------------  --------------
                                  Carrying         Estimated         Carrying       Estimated
(In thousands)                       value        fair value            value      fair value
                            --------------   ---------------   --------------  --------------
    Debt                        $1,585,887        $1,531,400       $1,630,585      $1,693,800
    Interest rate
       swap agreements                  --              (300)              --          10,700
    Foreign currency
       swap agreements                  --               400               --          (4,100)
                            --------------   ---------------   --------------  --------------
                                $1,585,887        $1,531,500       $1,630,585      $1,700,400
                            ==============   ===============   ==============  ==============

    Fair value for the Company's publicly traded debt is based on quoted market prices. Fair value for other debt is estimated based on the current rates offered to the Company for debt of similar maturities. The fair values of interest rate and foreign currency swap agreements are estimated based on the cost to terminate the agreements.

    The Company is exposed to credit loss in the event of nonperformance by counterparties on foreign exchange forward contracts, interest rate swap agreements and currency swap agreements. However, because the Company's hedging activities are transacted only with highly rated institutions, Chiquita does not anticipate nonperformance by any of these counterparties. The amount of any credit exposure is limited to unrealized gains on such contracts and swaps.

Note 10 -- Pension and Severance Benefits

    The Company and its subsidiaries have several defined benefit and contribution pension plans covering approximately 6,000 domestic and foreign employees. Approximately 35,000 employees are covered by Central and South American severance plans. Pension plans covering eligible salaried employees and Central and South American severance plans for all employees call for benefits to be based upon years of service and compensation rates.

    Pension and severance expense consists of the following:

(In thousands)                                            1994           1993            1992
                                                   -----------    -----------     -----------
Defined benefit and severance plans:
    Service cost -- benefits earned
       during the period                                $5,383         $5,885          $5,126
    Interest cost on projected
       benefit obligation                                8,412          8,423           7,784
    Actual return on plan assets                          (623)        (2,215)         (1,868)
    Net amortization and deferral                       (1,181)          (521)           (566)
                                                   -----------    -----------     -----------
                                                        11,991         11,572          10,476
Defined contribution and
    multi-employer plans                                 3,648          3,669           4,304
                                                   -----------    -----------     -----------
    Total pension and severance expense                $15,639        $15,241         $14,780
                                                   ===========    ===========     ===========

    The projected benefit obligations were determined using assumed discount rates of approximately 9 1/4% in 1994 and 1993 for unfunded Central and South American pension and severance benefits and approximately 7% in 1994 and 1993 for all other plan benefits. The assumed long-term rate of compensation increase was between 5% and 6% in 1994 and 1993 and the assumed long-term rate of return on plan assets was approximately 9% in 1994 and 1993.

    Pensions are funded in accordance with the requirements of the Employee Retirement Income Security Act or equivalent foreign regulations. Plan assets consist primarily of corporate debt, U.S. government and agency obligations and collective trust funds. Severance benefits in Central and South America are generally funded as benefits are paid.

    The funded status of the Company's domestic and foreign defined benefit pension and severance plans is as follows:

                                                          Plans for which                     Plans for which
                                                            Assets Exceed                Accumulated Benefits
                                                     Accumulated Benefits                       Exceed Assets
                                                           at December 31,                     at December 31,
                                           --------------------------------      -----------------------------
(In thousands)                                     1994              1993                1994           1993
                                           ------------      ------------        ------------     ------------
Plan assets at fair market value                $15,193           $15,316             $22,587          $23,279
                                           ------------      ------------        ------------     ------------
Present value of benefit obligations:
    Vested                                       13,875            13,807              67,056           67,221
    Nonvested                                        37                 7               4,182            3,738
                                           ------------      ------------        ------------     ------------
Accumulated benefit obligation                   13,912            13,814              71,238           70,959
Additional amounts related to projected
    pay increases                                   854             2,144              18,333           19,062
                                           ------------      ------------        ------------     ------------
Projected benefit obligation                     14,766            15,958              89,571           90,021
                                           ------------      ------------        ------------     ------------
Projected benefit obligation less than
 (in excess of) plan assets                         427              (642)            (66,984)         (66,742)

Projected benefit obligation not yet
 recognized in the balance sheet:
    Net actuarial (gain) loss                      (414)            1,054              10,920            6,302
    Prior service cost                               --                --               2,333            2,684
    Obligation (asset) at transition,
       net of amortization                          (45)              (52)              6,295            7,805
                                           ------------      ------------       -------------     ------------

Net balance sheet asset (liability)        $        (32)     $        360       $     (47,436)    $    (49,951)
                                           ============      ============       =============     ============

Note 11 -- Stock Options

    Under a non-qualified stock option plan, the Company may grant options to purchase up to an aggregate of 15,000,000 shares of capital stock. Under this plan and other formal stock option and incentive plans, options have been granted to directors, officers and other key employees to purchase shares of the Company's capital stock at the fair market value at the date of grant. The options may be exercised over a period not in excess of 20 years.

                                                     1994                                 1993
                                                                 Option                               Option
                                             Shares               Price           Shares               Price
                                      -------------   -----------------    -------------   -----------------
Under option at beginning
    of year                               5,451,768       $5.75 - 47.75        5,969,996       $5.75 - 49.63
Options granted                             287,165       11.44 - 17.06        3,282,765       10.19 - 14.25
Options exercised                          (118,133)       8.67 - 16.38          (17,120)       8.67 - 16.13
Options canceled or expired                (407,042)       8.67 - 47.75       (3,783,873)       8.67 - 49.63
                                      -------------   -----------------    -------------   -----------------
Under option at end of year               5,213,758       $5.75 - 34.44        5,451,768      $ 5.75 - 47.75
                                      -------------   -----------------    -------------   -----------------
Options exercisable at end of year        2,234,823                            1,517,236
                                      -------------   -----------------    -------------   -----------------
Shares available for future grant         7,968,754                            2,852,598
                                      -------------   -----------------    -------------   -----------------

    In 1993, in connection with a voluntary exchange offer, the Company canceled options for 2,298,186 shares at prices ranging from $15.81 to $49.63 issued in 1988 through 1992 and, in exchange, reissued options for 1,451,430 shares at a price of $10.31, the exchange date market value. Existing options were canceled at rates ranging from 1.5 to 2.0 outstanding option shares for each new option share granted pursuant to the offer. The new options vest over periods of up to nine years.

    Stock options for 297,573 shares were exercised during 1992 at prices ranging from $5.75 to $34.44 per share.


Note 12 -- Shareholders' Equity

    At December 31, 1994, there were 150,000,000 authorized shares of capital stock. Of the shares authorized but unissued at December 31, 1994, approximately 54,000,000 shares were reserved for issuance upon conversion of other securities and under stock option and other employee benefit plans.

    In February 1994, the Company sold 2,875,000 shares of $2.875 Non-Voting Cumulative Preferred Stock, Series A, par value $1.00 per share (the "Series A Shares") for aggregate net proceeds of $138 million. The Series A Shares have a liquidation preference of $50.00 per share; pay an annual cash dividend of $2.875 per share; and are convertible into 2.6316 shares of capital stock at each holder's option. The Company may convert the Series A Shares at its option, under certain circumstances, after February 14, 1997. The Board of Directors has the authority to fix the terms of 7,125,000 additional shares of Non-Voting Cumulative Preferred Stock.

    The Company has 4,000,000 authorized shares of Cumulative Preference Stock, 1,000,000 of which have been designated as Series C Shares. In October 1992, Chiquita issued 648,310 shares of Mandatorily Exchangeable Cumulative Preference Stock, Series C (the "Series C Shares"), represented by 3,241,546 $1.32 depositary shares (the "Depositary Shares"), in exchange for 3,241,546 shares of the Company's capital stock. The Depositary Shares have one vote per share, voting with the capital stock; have a liquidation preference of $18.00 per share; pay annual dividends in cash or capital stock at the Company's option of $1.32 per share and will convert back into capital stock on September 7, 1995, or earlier at the Company's option or upon the occurrence of certain events at a rate of one-for-one (except that the rate will be proportionately less than one-for-one if the market value of the capital stock exceeds $24.00 per share at the time of the conversion). In the third quarter of 1993, the Company began paying Series C dividends in capital stock.

    Holders of Series A and Depositary Shares have the right to elect additional directors in addition to the directors ordinarily elected by holders of capital stock and Depositary Shares in certain circumstances where the Company fails to pay quarterly dividends on the preferred and preference stock.

    In March 1992, the Company exchanged 2,694,136 shares of its capital stock for all of the outstanding common shares of Friday Canning Corporation, one of the largest U.S. private-label vegetable processors. The net assets of Friday at the time of the merger were $52 million and included $67 million of inventories and $19 million of notes and loans payable. This transaction was accounted for as a pooling of interests.

Note 13 - Income Taxes
    Income taxes consist of the following:

                                                          United States
(In thousands)                                Federal             State          Foreign             Total
                                             --------          --------         --------          --------
1994
Current tax expense                               $--            $1,024          $11,566           $12,590
Deferred tax expense                               --                --              910               910
                                             --------          --------         --------          --------
                                                  $--            $1,024          $12,476           $13,500
                                             --------          --------         --------          --------

1993
Current tax expense                               $--            $1,944          $13,247           $15,191
Deferred tax benefit                               --                --           (3,191)           (3,191)
                                             --------          --------         --------          --------
                                                  $--            $1,944          $10,056           $12,000
                                             --------          --------         --------          --------

1992
Current tax expense                               $--              $468           $4,532            $5,000
Deferred tax expense                               --                --               --                --
                                             --------         ---------         --------          --------
                                                  $--              $468           $4,532            $5,000
                                             --------          --------         --------          --------

    Loss from continuing operations before income taxes consists of the following:

(In thousands)
Subject to tax in:                                                 1994             1993              1992
                                                           ------------     ------------     -------------
United States                                                 $(111,776)        $(94,314)        $(152,777)
Foreign jurisdictions                                            40,965           55,233           (63,931)
                                                           ------------     ------------     -------------
                                                               $(70,811)        $(39,081)        $(216,708)
                                                           ------------    -------------      ------------

    Income tax expense differs from income taxes computed at the U.S. federal statutory rate for the following reasons:

(In thousands)                                                     1994             1993              1992
                                                           ------------     ------------      ------------
Income tax benefit computed at U.S.
    federal statutory rate                                     $(24,784)        $(13,678)         $(73,681)

State income taxes, net of federal benefit                                           666             1,264
309

U.S. losses for which no tax benefit has
    been recognized                                              34,012           19,694            34,310

Foreign losses for which no tax benefit
    has been recognized                                          19,406           13,166            44,347

Taxes on foreign operations at other than U.S.
    rates                                                       (19,914)         (12,005)           (1,482)

Other                                                             4,114            3,559             1,197
                                                           ------------     ------------      ------------
Income tax expense                                              $13,500          $12,000            $5,000
                                                           ------------     ------------      ------------

    The components of deferred income taxes included on the balance sheet at December 31, 1994 and 1993 are as follows:

(In thousands)                                                     1994             1993
                                                            -----------      -----------
Deferred tax benefits
    Employee benefits                                           $42,878          $51,389
    Accrued expenses                                             26,775           27,043
    Other                                                        16,951           22,464
                                                           ------------      -----------
                                                                 86,604          100,896
    Valuation allowance                                         (14,442)         (15,906)
                                                            -----------      -----------
                                                                 72,162           84,990
                                                            -----------      -----------

Deferred tax liabilities
    Depreciation and amortization                               (23,959)         (28,936)
    Growing crops                                               (20,968)         (22,454)
    Long-term debt                                              (16,651)         (19,281)
    Other                                                       (14,032)         (16,318)
                                                            -----------      -----------
                                                                (75,610)         (86,989)
                                                            -----------      -----------
           Net deferred tax liability                           $(3,448)         $(1,999)
                                                            -----------      -----------

    Net deferred taxes do not reflect the benefit that would be available to the Company from the use of its U.S. operating loss carryforwards of $202 million, alternative minimum tax credits of $5 million and foreign tax credit carryforwards of $66 million. The loss carryforwards expire in 2008 and 2009 and the foreign tax credit carryforwards expire between now and 1999. Undistributed earnings of foreign subsidiaries which have been, or are intended to be, permanently reinvested in operating assets, if remitted, are expected to result in little or no tax by operation of relevant statutes and the carryforward attributes described above.

    Cash payments for income taxes, net of refunds, were $12.1 million in 1994, $17.0 million in 1993 and $3.6 million in 1992.

Note 14 -- Litigation

    A number of legal actions are pending against the Company. Based on evaluation of facts which have been ascertained, and on opinions of counsel, management does not believe such litigation will, individually or in the aggregate, have a material adverse effect on the financial statements of the Company.

Note 15 -- Quarterly Financial Data (Unaudited)

    The following quarterly financial data are unaudited, but in the opinion of management include all necessary adjustments for a fair presentation of the interim results, which are subject to significant seasonal variations.

1994
(In thousands, except per share amounts)                   March 31           June 30      Sept. 30         Dec. 31
                                                    ---------------  -----------------  ----------- ---------------
Net sales                                                  $669,168         $652,910       $557,414        $626,334
Cost of sales                                              (485,095)        (469,519)      (495,250)       (546,315)
Operating income (loss)                                      81,183           70,133        (44,891)        (35,240)
Income (loss) from continuing operations                     35,534           30,945        (80,652)        (70,138)
Discontinued operations                                          --               --             --          35,611
Extraordinary loss from prepayment of debt                  (22,840)              --             --              --
Net income (loss)                                            12,694           30,945        (80,652)        (34,527)
Fully diluted earnings (loss) per share
   - Continuing operations                                      .62              .51          (1.59)          (1.38)
   - Discontinued operations                                     --               --             --             .68
   - Extraordinary item                                        (.40)              --             --              --
   - Net income (loss)                                          .22              .51          (1.59)           (.70)
Dividends per common share                                      .05              .05            .05             .05
Capital stock market price
   High                                                       19.25            17.63          17.00           16.50
   Low                                                        11.25            12.13          12.13           12.38
                                                    ---------------  -----------------  ----------- ---------------

1993
(In thousands, except per share amounts)                   March 31            June 30     Sept. 30         Dec. 31
                                                    ---------------  -----------------  ----------- ---------------
Net sales                                                  $731,109         $682,352       $552,329        $567,135
Cost of sales                                              (547,061)        (535,555)      (438,102)       (472,834)
Operating income (loss)                                      70,342           41,985         11,139         (19,618)
Net income (loss)                                            27,530            7,673        (25,868)        (60,416)
Fully diluted earnings (loss) per share                         .53              .15           (.50)          (1.17)
Dividends per common share                                      .17              .17            .05             .05
Capital stock market price
   High                                                       17.50            15.63          14.00           11.88
   Low                                                        13.25            10.50          10.25           10.13
                                                    ---------------  -----------------  ----------- ---------------

   The operating loss for the quarter ended September 30, 1994 includes charges and losses totaling $57 million primarily resulting from write-downs associated with farms and cultivations in Honduras, shut-down costs, operating losses and charges for excess shipping capacity related to the reduction of the Company's Japanese "green" banana trading operations. For the quarter ended December 31, 1994, operating loss includes approximately $10 million of charges and losses primarily resulting from write-downs of ships held for sale and losses from the scale-back of the Company's Japanese "green" banana trading operations. Discontinued operations for the quarter ended December 31, 1994 includes a $10 million gain from the sale of the Meat Division's specialty meat operations.

   A separate computation of earnings per share is made for each quarter presented. The dilutive effect on earnings per share resulting from the assumed conversions of preferred stock and convertible debt and exercise of stock options and warrants is included in each quarter in which dilution occurs. The earnings per share computation for the year is a separate annual calculation. Accordingly, the sum of the quarterly earnings per share amounts will not necessarily equal the earnings per share for the year.

         CHIQUITA BRANDS INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

           SCHEDULE II - ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLE
                                (in thousands)





                                                                          Year Ended December 31,
                                                               -------------------------------------------
                                                                   1994             1993              1992
                                                               --------         --------           -------
Balance at beginning of period                                  $12,393          $11,040           $ 8,542
                                                               --------         --------           -------
     Additions:
         Charged to costs and expenses                         $  6,966         $  4,797           $ 6,300
                                                               --------         --------           -------
     Deductions:
         Write-offs                                            $  6,330         $  3,220           $ 4,182
         Other, net                                                 (31)             224              (380)
                                                               --------         --------           -------
                                                                  6,299            3,444             3,802
                                                               --------         --------           -------
Balance at end of period                                        $13,060          $12,393           $11,040
                                                               ========         ========           =======